The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary Pricing Supplement dated March 2, 2010

PROSPECTUS dated December 23, 2008	Pricing Supplement No. 328 to
PROSPECTUS SUPPLEMENT dated December 23, 2008	Registration Statement No. 333-156423
Dated March , 2010
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Capped Principal Protected Notes due January    , 2016
Based on the Performance of a Basket Composed of the Dow Jones Industrial AverageSM
and the iShares® MSCI Emerging Markets Index Fund
Unlike ordinary debt securities, the Capped Principal Protected Notes due January    , 2016 Based on the Performance of a Basket Composed of the Dow Jones Industrial AverageSM and the iShares® MSCI Emerging Markets Index Fund (the “notes”) do not pay interest.  Instead, the notes will pay at maturity the principal amount of $10 plus a supplemental redemption amount, if any, based on the performance of a weighted basket composed of the Dow Jones Industrial AverageSM (70%), which we refer to as the basket index, and the iShares® MSCI Emerging Markets Index Fund (30%), which we refer to as the basket ETF, each of which we refer to as a basket component.  The performance of the basket will be measured from the date we price the notes for initial sale to the public, which we refer to as the pricing date, to an average value or price for each basket component as calculated over the three months of determination dates prior to maturity, as described below.  If the basket appreciates, the notes will pay a supplemental redemption amount representing 100% of any such appreciation, subject to the maximum payment at maturity of 160% to 165% of the stated principal amount per note.  The notes are senior unsecured obligations of Morgan Stanley and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

•	The principal amount and issue price of each note is $10. We will not pay interest on the notes.
•
At maturity, you will receive, for each $10 principal amount of notes that you hold an amount in cash equal to the principal amount plus a supplemental redemption amount, if any, determined as follows:

º
$10 times (i) the basket performance times (ii) 100%, which we refer to as the participation rate, subject to the maximum payment at maturity of $16.00 to $16.50 per note (160% to 165% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date. In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity.

•	The basket performance will equal the sum of the weighted performance values for each of the basket components.
•
The performance value for each basket component will be the final average index value or final average share price, as applicable, for such basket component less its initial index value or initial share price, as applicable, divided by such initial index value or initial share price, as applicable.

º
A basket component’s initial index value or initial share price, as applicable, will equal, in the case of the basket index, the index closing value of the basket index on the pricing date and, in the case of the basket ETF, the share closing price of the basket ETF on the pricing date.

º
The final average index value for the basket index will be the arithmetic average of the index closing values on each index business day on which no market disruption event occurs with respect to the basket index during the period from and including October    , 2015 to and including January    , 2016.  The final average share price for the basket ETF will be the arithmetic average of the share closing prices for the basket ETF, times the adjustment factor, on each trading day on which no market disruption event occurs with respect to the basket ETF from and including October   , 2015 to and including January    , 2016.  We refer to the dates in this period on which an index closing value or share closing price, as applicable, is determined as the determination dates.

º	The adjustment factor will initially be set at 1.0 and is subject to change upon certain corporate events affecting the basket ETF.
•	Investing in the notes is not equivalent to investing directly in the basket components or any of the securities that underlie the basket components.
•	The notes will not be listed on any securities exchange.
•	The minimum purchase amount is $1,000 or 100 notes, and integral multiples of $1,000 thereafter.
•	The CUSIP number for the notes is 617484381 and the ISIN number for the notes is US6174843812.

You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER NOTE

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per note	$10	$0.35	$9.65
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.35 for each note they sell.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly owned subsidiary.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The return on the notes is linked to the performance of a basket weighted 70% to the Dow Jones Industrial AverageSM (the “basket index”) and 30% to the shares of the iShares® MSCI Emerging Markets Index Fund (the “basket ETF”), each of which we refer to as a basket component.  These notes combine features of a debt investment and an investment in U.S. and emerging market equities by offering at maturity 100% principal protection of the issue price with the opportunity for 100% participation in the appreciation of the weighted basket, if any, subject to the maximum payment at maturity of 160% to 165% of the stated principal amount per note.  The actual maximum payment at maturity will be determined on the pricing date.  The performance of the basket will be measured from the pricing date to an average value or price for each basket component as calculated over the three months of determination dates prior to maturity, as described below.  The notes offered are designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a payment at maturity based on the performance of the weighted basket.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A.  “Dow JonesSM,” “DJIASM” and “Dow Jones Industrial AverageSM” are service marks of Dow Jones & Company, Inc.  Such trademark and service mark have been licensed for use by Morgan Stanley.

Each note costs $10
We, Morgan Stanley, are offering the Capped Principal Protected Notes due January    , 2016 Based on the Performance of a Basket Composed of the Dow Jones Industrial AverageSM and the iShares® MSCI Emerging Markets Index Fund, which we refer to as the notes.  The stated principal amount and issue price of each note is $10.

The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which MS & Co. is willing to purchase the notes, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket	The following table sets forth the basket components along with the initial basket component value (as defined below), the relevant Bloomberg ticker symbol and the weighting of each basket component:

Basket Component	Initial Basket Component Value	Bloomberg Ticker Symbol	Weighting
Dow Jones Industrial AverageSM		INDU	70%

iShares® MSCI Emerging Markets Index Fund		EEM	30%

Payment at maturity
Unlike ordinary debt securities, the notes do not pay interest.  Instead, for each note that you hold, you will receive at maturity the principal amount of $10 plus a supplemental redemption amount, if any, based on the sum of the weighted performances of the basket components, subject to the maximum payment at maturity of $16.00 to $16.50 per note (160% to 165% of the stated principal amount), as described below.  The actual maximum payment at maturity will be determined on the pricing date.  The performance of the basket will be measured from the pricing date to an average value or price for each basket component as calculated over the three months of determination dates prior to maturity, as described below.

100% Principal Protection

At maturity, we will pay you $10 plus the supplemental redemption amount, if any, subject to the maximum payment at maturity.

Payment at Maturity

The payment at maturity will be calculated as follows:

Payment at maturity = $10 + supplemental redemption amount, subject to the maximum payment at maturity

Beginning on PS-8, we have provided examples of hypothetical payouts on the notes.

Supplemental Redemption Amount

The supplemental redemption amount at maturity, if any, will equal:

•  $10 times (i) the basket performance times (ii) 100%, which we refer to as the participation rate.

In no event will the supplemental redemption amount be less than $0 or greater than $6.00 to $6.50, as determined on the pricing date.

where,

basket performance = the sum of the basket index performance value and the basket ETF performance value where,

and where,

With respect to the basket index:

initial index value	=	the closing value of the basket index on the day we price the notes for initial sale to the public, which we refer to as the pricing date

final average index value	=	the arithmetic average of the closing values of the basket index on each of the determination dates with respect to the basket index

With respect to the basket ETF:

initial share price	=	the closing price of one share of the basket ETF on the pricing date

final average share price	=
the arithmetic average of the closing prices of one share of the basket ETF on each of the determination dates with respect to the basket ETF times the adjustment factor on each such date

The “adjustment factor” will be initially set at 1.0 and is subject to change upon certain events affecting the shares of the basket ETF.

With respect to the basket components:

determination dates	=
With respect to the basket index, each index business day on which no market disruption event occurs with respect to the basket index during the period from and including October    , 2015 to and including January    , 2016; and

with respect to the basket ETF, each trading day on which no market disruption event occurs with respect to the basket ETF from and including October    , 2015 to and including January    , 2016.

The initial index value of the basket index and the initial share price of the basket ETF are together referred to as the “initial basket component values.”

The final average index value of the basket index and the final average share price of the basket ETF are together referred to as the “final average basket component values.”

A basket component’s performance value may be positive or negative.  The basket performance is the sum of the performance values for each of the basket index and the basket ETF.  If the basket performance is less than, or equal to, zero, the supplemental redemption amount will be zero.  In that case, you will receive at maturity only the principal amount of $10 for each note that you hold and you will not receive any supplemental redemption amount.

If the basket performance is positive, your return on the notes will be equal to 100% of the basket performance, subject to the maximum payment at maturity of $16.00 to $16.50 per note (160% to 165% of the stated principal amount).

One basket component’s positive performance value may be wholly or partially offset by the other basket component’s negative performance value, such that the basket performance as a whole may be less than or equal to zero, resulting in a supplemental redemption amount of $0 even though one of the basket components has a positive performance value.

Furthermore, the two basket components do not have the same basket component weightings.  Therefore, the same percentage change over the term of the notes in both the basket components would have different effects on the basket performance because decreases in the value of the basket index (which is weighted at 70%) could moderate or wholly offset increases in the value of the basket ETF (which is weighted at 30%).

On PS-8, we have provided a section entitled “Hypothetical Payouts on the Notes at Maturity,” which illustrates the payout on the notes over a range of hypothetical basket performances.  The examples do not show every situation that can occur.

Please review the historical performance of each of the basket components and also the graph of the historical performance of the basket as a whole for the period from January 1, 2005 through February 25, 2010 in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph.”  The graph showing the historical performance of the basket illustrates the effect of any offset between the basket components during such period.  You cannot predict the future performance of either of the basket components or of the basket as a whole, or whether the positive performance of either basket component will be offset by a lesser positive performance or negative performance of the other basket component, based on their historical performance.

The notes have limited appreciation potential
If the basket performance is greater than 60% to 65%, you will only receive the maximum payment at maturity of $16.00 to $16.50 (160% to 165% of the stated principal amount) for each note you hold.  The actual maximum payment at maturity will be determined on the pricing date.  See “Hypothetical Payouts on the Notes at Maturity” on PS-8.

Investment in the notes involves risks associated with emerging markets equity securities as well as exposure to the currency exchange risk of the currencies of the component countries of the basket ETF relative to the U.S. dollar

The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the basket ETF have been issued by companies in various emerging markets countries.  There are risks associated with investing in emerging markets equity securities and the value of such securities will affect the value of your investment.  Furthermore, because the price of the shares of the basket ETF is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade, and fluctuations in the exchange rate of such currencies relative to the U.S. dollar will affect the value of your investment.  Exposure to this currency exchange risk will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar.

You may revoke your offer to purchase the notes prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

MS & Co. will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. will determine the initial basket component values, the final average basket component values, the basket component performance values and the basket performance, and will calculate the supplemental redemption amount, if any, and the payment you will receive at maturity.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the notes, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-45.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though no stated interest will be paid on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes,” “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Disclosure Requirements” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are unsecured senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and in the prospectus dated December 23, 2008.  We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and in the section of the prospectus called “Description of Debt Securities—Description of Floating Rate Debt Securities.”

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.”  The tax treatment of investments in equity-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.”  You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES AT MATURITY

For each note that you hold at maturity, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any, equal to $10 times the basket performance times the participation rate, provided that the supplemental redemption amount will not be less than zero.

In no event will the payment at maturity be greater than the maximum payment at maturity of $16.00 to $16.50 per note (160% to 165% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Below are two full examples of how to calculate the basket performance and the supplemental redemption amount, and a table illustrating the return on the notes for a range of hypothetical basket performances.  The following examples and the table are based on hypothetical data, assume a maximum payment at maturity of $16.25 per note and are provided for illustrative purposes only.  The examples and the table do not show every situation that can occur.

For purposes of the following examples, the final average basket component values are referred to as the “final average index value” and the “final average share price,” as applicable.

Example 1: The basket performance is positive.

Basket Component	Basket Weighting	Hypothetical Initial Basket Component Value	Hypothetical Final Average Basket Component Value	Appreciation / Depreciation
Basket Index	70%	10,000	11,200	+ 12%
Basket ETF	30%	$40	$44.80	+ 12%

Basket Performance = Sum of Performance Values

Basket Index Performance Value =	[(Final Average Index Value – Initial Index Value) / Initial Index Value] x 70%, plus
Basket ETF Performance Value =	[(Final Average Share Price – Initial Share Price) / Initial Share Price] x 30%

So, using the hypothetical initial and final average basket component values above, the basket performance is calculated as follows:

Basket Index Performance Value =	[(11,200 – 10,000) / 10,000] x 70% = 8.4%, plus
Basket ETF Performance Value =	[($44.80 – $40) / $40] x 30% = 3.6%

Basket performance	=	12%

Supplemental redemption amount	=	$10 x basket performance x participation rate

	=	$10 x 12% x 100% = $1.20

Because the basket performance is greater than zero, investors will receive at maturity a supplemental redemption amount in addition to the principal amount of the notes.  Therefore, the payment at maturity per note will be $11.20, which is the sum of the $10 principal amount and the supplemental redemption amount of $1.20.

Example 2: The basket performance is negative.

Basket Component	Basket Weighting	Hypothetical Initial Basket Component Value	Hypothetical Final Average Basket Component Value	Appreciation / Depreciation
Basket Index	70%	10,000	9,500	– 5%
Basket ETF	30%	$40	$44	+ 10%

Basket Performance = Sum of Performance Values

Basket Index Performance Value =	[(Final Average Index Value – Initial Index Value) / Initial Index Value] x 70%, plus
Basket ETF Performance Value =	[(Final Average Share Price – Initial Share Price) / Initial Share Price] x 30%

So, using the hypothetical initial and final average basket component values above, the basket performance is calculated as follows:

Basket Index Performance Value =	[(9,500 – 10,000) / 10,000] x 70% = – 3.5%, plus
Basket ETF Performance Value =	[($44 – $40) / $40] x 30% = 3%

Basket performance	=	– 0.5%

Supplemental redemption amount	=	$0

Because the basket performance is less than zero, the supplemental redemption amount will be $0 and the payment at maturity per note will be only the $10 principal amount.

In the above example, the less heavily weighted basket component has a positive performance value.  However, the positive performance value is wholly offset by the negative performance value of the more heavily weighted basket component, resulting in a negative basket performance and, as a result, a supplemental redemption amount of $0.

The table below illustrates the payment at maturity on the notes (including, where relevant, the payment of a supplemental redemption amount), taking into account the hypothetical maximum payment at maturity of $16.25 per note, for a range of hypothetical basket performances. In this example, if the basket performance were greater than 62.5%, you would receive only the hypothetical maximum payment at maturity of $16.25 per note, or 162.5% of the stated principal amount, to be determined on the pricing date.

Basket performance	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on the notes
100%	$10	$6.25	$16.25	62.5%
80%	$10	$6.25	$16.25	62.5%
62.5%	$10	$6.25	$16.25	62.5%
60%	$10	$6.00	$16.00	60%
50%	$10	$5.00	$15.00	50%
40%	$10	$4.00	$14.00	40%
30%	$10	$3.00	$13.00	30%
20%	$10	$2.00	$12.00	20%
15%	$10	$1.50	$11.50	15%
10%	$10	$1.00	$11.00	10%
5%	$10	$0.50	$10.50	5%
0%	$10	$0	$10	0%
–10%	$10	$0	$10	0%
–20%	$10	$0	$10	0%
–30%	$10	$0	$10	0%
–40%	$10	$0	$10	0%
–50%	$10	$0	$10	0%

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the notes do not pay interest.  In addition, investing in the notes is not equivalent to investing directly in the basket components.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary debt securities, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes.  Because the supplemental redemption amount may be zero, the return on an investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  Moreover, if the basket does not appreciate sufficiently over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the performance of a weighted basket of U.S. and emerging markets equities.

You may receive only the principal amount at maturity
If the basket performance is equal to or less than zero, no supplemental redemption amount will be paid and you will receive only the stated principal amount of $10 for each note you hold at maturity.  The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

The notes have limited appreciation potential
The appreciation potential of the notes is limited to 160% to 165% of the stated principal amount.  If the basket performance is greater than 60% to 65%, you will only receive the maximum payment at maturity of $16.00 to $16.50 (160% to 165% of the stated principal amount) for each note you hold.  The actual maximum payment at maturity will be determined on the pricing date. See “Hypothetical Payouts on the Notes at Maturity” on PS-9.

Market price will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the values of the basket components on any day will affect the value of the notes more than any other single factor.  However, because the payout on the notes is not directly correlated to the values of the basket components, the notes will trade differently from the basket components.  Other factors that may influence the value of the notes include:

•           the volatility (frequency and magnitude of changes in value) of each of the basket components,

•           interest and yield rates in the market,

•           geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or securities markets generally and which may affect the final average basket component values,

•           the exchange rates of the U.S. dollar relative to each of the currencies in which the securities underlying the index tracked by the basket ETF trade,

•           dividend rates on the basket ETF and the securities underlying each of the basket components,

•            the occurrence of certain events affecting the basket ETF that may or may not require an adjustment to the adjustment factor,

•           the time remaining until the notes mature,

•           the availability of comparable instruments, and

•           any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $10 per note if the values of each of the basket components at the time of sale are at or below the respective initial basket component values or if market interest rates rise.  You cannot predict the future performance of either of the basket components based on their historical performance.  The basket performance may be negative so that you will receive at maturity only the $10 stated principal amount of each note.  There can be no assurance that the basket performance will be positive such that you will receive at maturity an amount in excess of the stated principal amount of the notes.  See “Description of Notes—Historical Information” and “—Historical Graph” beginning on PS-26.

The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes
The term "principal protected" means that, under the terms of the notes, Morgan Stanley is obligated to return to you the stated principal amount at maturity, even if the basket declines in value.  However, as with an ordinary debt security, you are dependent on Morgan Stanley's ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

Changes in the value of one basket component may offset changes in the value of the other basket component; the basket components are not equally weighted
Movements in the values of the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of the other basket component may not increase as much, or may decrease.  Therefore, in calculating the basket performance, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or decreases in the value of the other basket component.  Furthermore, the basket components do not have the same basket weighting.  The basket index is weighted at 70% of the basket and the basket ETF is weighted at 30% of the basket.  Therefore, the same percentage change over the term of the notes in the basket components would have different effects on the basket performance.  A decrease in the value of the more heavily weighted basket component could moderate or wholly offset an increase in the value of the less heavily weighted basket component.  For example, because the weighting of the basket index is greater than the weighting of the basket ETF, a 5% decrease in the value of the basket index will more than offset a 5% increase in the value of the basket ETF which has a lower weighting.

If the basket performance is less than or equal to zero, you will receive at maturity an amount that is equal to the amount of your original investment in the notes, which will not compensate you for the effects of inflation and other factors relating to the value of money over time.

You can review the historical performance of each of the basket components and also a graph of the historical performance of the basket as a whole for the period from January 1, 2005 through February 25, 2010 in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph” beginning on PS-26.

You cannot predict the future performance of the basket components or of the basket as a whole, or whether an increase in the value of one basket component will be offset by a lesser increase or decrease in the value of the other basket component, based on the historical performance of the basket components.

The notes will not be listed on any securities exchange and secondary trading may be limited
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

There are risks associated with investments in securities such as the notes linked to the value of emerging markets equity securities
The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the basket ETF have been issued by companies in various emerging markets countries. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.  In addition, countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

The notes are subject to currency exchange rate risk
Because the price of the shares of the basket ETF is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the shares of the basket ETF will be adversely affected and the payment at maturity on the notes may be reduced.

Of particular importance to potential currency exchange risk are:

•          existing and expected rates of inflation;

•          existing and expected interest rate levels;

•          the balance of payments; and

•          the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that will be included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  The issuer’s subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activity by our subsidiaries could potentially affect the value of the notes
One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to the basket components and other instruments linked to the basket components), including trading in the basket components and in other instruments, securities, contracts and/or indices related to the basket components.  Some of our other subsidiaries also trade the basket components and other instruments, securities, contracts and/or indices linked to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the initial basket component values and, therefore, could increase the values which the basket components must reach on the determination dates before an investor would receive a payment at maturity that exceeds the original issue price of the notes.  Additionally, such hedging or trading activities during the term of the notes, including on the determination dates, could adversely affect the values of the basket components on the determination dates and, accordingly, the amount of cash an investor will receive at maturity.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  As calculation agent, MS & Co. will determine the initial basket component values, the final average basket component values, the basket component performance values, the basket performance, whether any changes to the adjustment factor for the basket ETF are required and whether any market disruption event has occurred, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of the performance value of either basket component in the event of a market disruption event, may adversely affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of Notes—Market Disruption Events,” “—Discontinuance of the Basket ETF and/or the ETF Underlying Index; Alteration of Method of Calculation” and “—Discontinuance of the Basket Index; Alteration of Method of Calculation” below.

Adjustments to the basket index could adversely affect the value of the notes
Dow Jones & Company, Inc., which we refer to as Dow Jones, is responsible for calculating and maintaining the basket index.  Dow Jones can add, delete or substitute the stocks underlying the basket index or make other methodological changes that could change the value of the basket index.  Dow Jones may discontinue or suspend calculation or dissemination of the basket index.  Any of these actions could adversely affect the value of the notes.

If Dow Jones discontinues or suspends calculation or publication of the basket index at any time, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued basket index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any determination date, the value of the basket index for that and any subsequent determination date will be based on the closing prices of the stocks underlying the basket index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co., as calculation agent, in accordance with the formula for calculating the basket index last in effect prior to such discontinuance.

The basket ETF and the index tracked by the basket ETF are different
The performance of the basket ETF may not exactly replicate the performance of the MSCI Emerging Markets Index because the basket ETF will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that the basket ETF may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the basket ETF, differences in trading hours between the basket ETF and the MSCI Emerging Markets Index or due to other circumstances.  The basket ETF generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in depositary receipts representing securities of such index.  The basket ETF may invest the remainder of its assets in other securities, including securities not included in the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with the investment adviser to the basket ETF.

The antidilution adjustments the calculation agent is required to make do not cover every event that can affect the basket ETF
MS & Co., as calculation agent, will adjust the adjustment factor for the basket ETF for certain events affecting the basket ETF, such as stock splits and stock dividends.  However, the calculation agent will not make an adjustment for every event or every distribution that could affect the basket ETF.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the notes.

Adjustments to the basket ETF or the index tracked by the basket ETF could adversely affect the value of the notes
The investment adviser to the basket ETF, BlackRock Fund Advisors (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the basket ETF.  Any of these actions could adversely affect the price of the shares of the basket ETF and, consequently, the value of the notes.  MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index.  MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index.  MSCI may also discontinue or suspend calculation or publication of the MSCI Emerging Markets Index at any time.  Any of these actions could adversely affect the value of the MSCI Emerging Markets Index and, consequently, the value of the notes.

Investing in the notes is not equivalent to investing in the basket components
As a holder of the notes, you will not have rights that holders of the basket components may have.  Investing in the notes is not equivalent to investing in the basket index or its component stocks or the basket ETF or its component stocks.  As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the basket ETF or the stocks that underlie the basket components.  The notes will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the basket and is not subject to a maximum payment at maturity.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Notes” refers to each $10 principal amount of any of our Capped Principal Protected Notes due January    , 2016 Based on the Performance of a Basket Composed of the Dow Jones Industrial AverageSM and the iShares® MSCI Emerging Markets Index Fund.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date)	March , 2010 (5 Business Days after the Pricing Date)

Maturity Date	January , 2016

Pricing Date	March , 2010

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	617484381

ISIN Number	US6174843812

Minimum Purchase Amount	$1,000 and integral multiples of $1,000 in excess thereof.

Issue Price	$10 (100%)

Stated Principal Amount	$10

Basket	The following table sets forth the Basket Components along with the Initial Basket Component Value, the Bloomberg ticker symbol and the weighting of each Basket Component:

Basket Component	Initial Basket Component Value	Bloomberg Ticker Symbol	Weighting
Dow Jones Industrial AverageSM (the “Basket Index”)		INDU	70%
iShares® MSCI Emerging Markets Index Fund (the “Basket ETF”)		EEM	30%

ETF Underlying Index	MSCI Emerging Markets Index

Determination Dates
With respect to the Basket Index, each Index Business Day on which no Market Disruption Event occurs with respect to the Basket Index during the period from and including October    , 2015 to and including January    , 2016, and with respect to the Basket ETF, each Trading Day on which no Market Disruption Event occurs with respect to the Basket ETF from and including October    , 2015 to and including January    , 2016.  We refer to the final date on which the last remaining Index Closing Value or Share Closing Price is determined as the “final Determination Date.”

Payment at Maturity
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to each Stated Principal Amount of the Notes an amount in cash equal to $10 plus the Supplemental Redemption Amount, if any, subject to the Maximum Payment at Maturity, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company (“DTC”), on which notice the Trustee and DTC may conclusively rely, of the amount of cash to be delivered with respect to each Stated Principal Amount of the Notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below and “The Depositary” in the accompanying prospectus supplement.

Supplemental Redemption Amount	The Supplemental Redemption Amount will be determined by the Calculation Agent and will equal:

$10 times the Basket Performance times the Participation Rate

In no event will the Supplemental Redemption Amount be less than $0 or greater than $6.00 to $6.50, to be determined on the Pricing Date.

Maximum Payment at Maturity	$16.00 to $16.50 per Note (160% to 165% of the Stated Principal Amount). The actual Maximum Payment at Maturity will be determined on the Pricing Date.

Basket Performance	The Basket Performance is the sum of the Basket Index Performance Value and the Basket ETF Performance Value, as determined by the Calculation Agent on the final Determination Date.

Basket Index Performance Value	The Basket Index Performance Value will be determined by the Calculation Agent in accordance with the following formula:

(Final Average Index Value – Initial Index Value) Initial Index Value	x	Weighting

Basket ETF Performance Value	The Basket ETF Performance Value will be determined by the Calculation Agent in accordance with the following formula:

	(Final Average Share Price – Initial Share Price) Initial Share Price	x	Weighting
Participation Rate	100%

Initial Index Value	The Initial Index Value will be the Index Closing Value of the Basket Index on the Pricing Date as specified under “—Basket—Initial Basket Component Value” above.

Final Average Index Value	The Final Average Index Value will be the arithmetic average of the Index Closing Values of the Basket Index on each of the Determination Dates with respect to the Basket Index.

Index Closing Value
The Index Closing Value with respect to any Index Business Day will equal the closing value of the Basket Index published at the regular weekday close of trading on such day, published by the Index Publisher, or any Successor Index (as defined under “—Discontinuance of the Basket Index; Alteration of Method of Calculation”).  In certain circumstances, an Index Closing Value will be based on the alternate calculation of the Basket Index described under “—Discontinuance of the Basket Index; Alteration of Method of Calculation.”

Initial Share Price	The Initial Share Price will be the Share Closing Price of the Basket ETF on the Pricing Date as specified under “—Basket—Initial Basket Component Value” above.

Final Average Share Price
The Final Average Share Price will be the arithmetic average of the Share Closing Prices of one share of the Basket ETF on each of the Determination Dates with respect to the Basket ETF times the Adjustment Factor on each such date.

Share Closing Price
Subject to the provisions set out under “—Discontinuance of the Basket ETF and/or the ETF Underlying Index; Alteration of Method of Calculation” and “—Antidilution Adjustments” below, the Share Closing Price for one share of the Basket ETF on any Trading Day means:

(i) if the Basket ETF is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Basket ETF (or any such other security) are listed or admitted to trading,

(ii) if shares of the Basket ETF are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii) if the Basket ETF is not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.  If the Basket ETF is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one share of the Basket ETF on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of the Basket ETF and/or the ETF Underlying Index; Alteration of Method of Calculation” and “—Antidilution Adjustments” below.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Basket ETF. See “—Antidilution Adjustments” below.

Antidilution Adjustments
If the Basket ETF is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the Basket ETF.

No adjustment to the Adjustment Factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one millionths being rounded upward.

Trading Day
Trading Day means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange (“NYSE”), the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Index Business Day
Index Business Day means a day, for the Basket Index, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for the Basket Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Index Publisher	With respect to the Dow Jones Industrial AverageSM, Dow Jones & Company, Inc. (“Dow Jones”)

Relevant Exchange
Relevant Exchange means: (a) with respect to the Basket Index or its Successor Index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index and (b) with respect to the Basket ETF, the primary exchange or market of trading for any security (or any combination thereof) then included in the ETF Underlying Index or the ETF Successor Index (as defined under “—Discontinuance of the Basket ETF and/or the ETF Underlying Index; Alteration of Method of Calculation”).

Market Disruption Event	Market Disruption Event means:

(A) with respect to the Basket Index,

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the Basket Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of the Basket Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to the Basket Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Basket Index shall be based on a comparison of (x) the portion of the value of the Basket Index attributable to that security relative to (y) the overall value of the Basket Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event exists at any time: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on the Basket Index by the primary securities market trading in such contracts or funds by reason of (A) a price change exceeding limits set by such securities exchange or market, (B) an imbalance of orders relating to such contracts or funds or (C) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Basket Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Basket Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

(B) with respect to the Basket ETF,

(i) the occurrence or existence of a suspension, absence or material limitation of trading of shares of the Basket ETF on the primary market for the such shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Basket ETF as a result of which the reported trading prices for shares of the Basket ETF during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Basket ETF, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of the ETF Underlying Index on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion; or

(iii) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the ETF Underlying Index or the Basket ETF for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv) a determination by the Calculation Agent in its sole discretion that any event described in clause (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the ETF Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the ETF Underlying Index shall be based on a comparison of (x) the portion of the value of the ETF Underlying Index attributable to that security relative to (y) the overall value of the ETF Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the futures or options contract related to the ETF Underlying Index or the Basket ETF will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the ETF Underlying Index or the Basket ETF by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the ETF Underlying Index or the Basket ETF and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the ETF Underlying Index or the Basket ETF are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the Basket Index;
Alteration of Method of Calculation
If the Index Publisher discontinues publication of the Basket Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Basket Index (such index being referred to herein as the “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of the Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Basket Index or the Successor Index prior to, and such discontinuance is continuing on, any Determination Date or the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the Index Closing Value for each such remaining Determination Date(s) or such date of acceleration.  The Index Closing Value of the Basket Index or the Successor Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on any such Determination Date(s) or such date of acceleration of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Basket Index may adversely affect the value of the Notes.

If at any time, the method of calculating the Basket Index or the Successor Index, or the value thereof, is changed in a material respect, or if the Basket Index or the Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Basket Index or the Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Average Index Value for any remaining Determination Date(s) following such change or modification with reference to the Basket Index or the Successor Index, as adjusted.  Accordingly, if the method of calculating the Basket Index or the Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Basket Index or the Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Discontinuance of the Basket ETF
and/or the ETF Underlying Index;
Alteration of Method of
Calculation
If the Basket ETF is liquidated or otherwise terminated (a “Liquidation Event”), the Share Closing Price of the Basket ETF on any Determination Date or the date of acceleration following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the ETF Underlying Index (or the ETF Successor Index)

on such date (taking into account any material changes in the method of calculating the ETF Underlying Index or ETF Successor Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Share Closing Price of the Basket ETF and the denominator of which is the closing value of the ETF Underlying Index (or the ETF Successor Index), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Share Closing Price of the Basket ETF was available.

If, following a Liquidation Event, the index publisher of the ETF Underlying Index discontinues publication of such index and such index publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued ETF Underlying Index (the “ETF Successor Index”), then any subsequent Share Closing Price on any Trading Day will be determined by reference to the published value of such ETF Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of an ETF Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following a Liquidation Event, the index publisher of the ETF Underlying Index discontinues publication of the such index prior to, and such discontinuance is continuing on, any Determination Date or on the date of acceleration and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the Share Closing Price for each such remaining Determination Date(s) or such date of acceleration.  The Share Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the ETF Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing the ETF Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the ETF Underlying Index may adversely affect the value of the Notes.

Book Entry Note or Certificated Note	Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Notes.  Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co. and its successors

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Stated Principal Amount upon any acceleration of the Notes (the “Acceleration Amount”) will be determined by the Calculation Agent and will be an amount in cash equal to the Payment at Maturity calculated as though the Index Closing Value or Share Closing Price, as applicable, of the Basket Components on the date of acceleration (times the Adjustment Factor on such date in the case of the Basket ETF), were the Index Closing Value or Share Closing Price for such Basket Component for each of the remaining Determination Date(s) scheduled to occur on or after such date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent	MS & Co. and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value and the Final Average Index Value of the Basket Index, the Initial Share Price and the Final Average Share Price of the Basket ETF, the Basket Performance and the Supplemental Redemption Amount, if any, or whether a Market Disruption Event has occurred or any Antidilution Adjustment is required.  See “—Market Disruption Event” and “—Antidilution Adjustments” above.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Graph
The following graph sets forth the historical performance of the Basket (assuming that each of the Basket Components is weighted as described in “—Basket” above) for the period from January 1, 2005 through February 25, 2010 and illustrates the effect of the offset and/or correlation among the Basket Components during such period.  The graph does not attempt to show your expected return on an investment in the Notes.  The historical performance of the Basket should not be taken as an indication of its future performance.

Historical Performance of the Basket
January 1, 2005 through February 25, 2010

Historical Information
The following tables set forth the published high, low and end of quarter closing values for each of the Basket Components for each calendar quarter in the period from January 1, 2005 through February 25, 2010.  The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period. On February 25, 2010, the Index Closing Value for the Basket Index was 10,321.03 and the Share Closing Price for the Basket ETF was $38.57. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical performance of the Basket Components should not be taken as an indication of their future performance. We cannot give you any assurance that the Basket Performance will be greater than zero so that you will receive a Payment at Maturity in excess of the Stated Principal Amount of the Notes. The Basket Components may be, and have been, extremely volatile, and we can give you no assurance that the volatility will lessen.

The Dow Jones Industrial AverageSM Historical High, Low and Period End Closing Values January 1, 2005 through February 25, 2010

Dow Jones Industrial AverageSM	High	Low	Period End
2005
First Quarter	10,940.55	10,368.61	10,503.76
Second Quarter	10,623.07	10,012.36	10,274.97
Third Quarter	10,705.55	10,270.68	10,568.70
Fourth Quarter	10,931.62	10,215.22	10,717.50
2006
First Quarter	11,317.43	10,667.39	11,109.32
Second Quarter	11,642.65	10,706.14	11,150.22
Third Quarter	11,718.45	10,739.35	11,679.07
Fourth Quarter	12,510.57	11,670.35	12,463.15
2007
First Quarter	12,786.64	12,050.41	12,354.35
Second Quarter	13,676.32	12,382.30	13,408.62
Third Quarter	14,000.41	12,845.78	13,895.63
Fourth Quarter	14,164.53	12,743.44	13,264.82
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter (through February 25, 2010)	10,725.43	9,908.3900	10,321.03

Dow Jones Industrial AverageSM Daily Closing Values January 1, 2005 through February 25, 2010

The iShares® MSCI Emerging Markets Index Fund Historical High, Low and Period End Closing Prices January 1, 2005 through February 25, 2010
iShares® MSCI Emerging Markets Index Fund	High	Low	Period End
2005
First Quarter	$24.64	$21.20	$22.53
Second Quarter	$24.36	$21.69	$23.86
Third Quarter	$28.33	$23.94	$28.29
Fourth Quarter	$29.82	$25.04	$29.41
2006
First Quarter	$33.58	$30.51	$32.99
Second Quarter	$37.02	$27.31	$31.29
Third Quarter	$33.09	$29.19	$32.25
Fourth Quarter	$38.19	$31.76	$38.05
2007
First Quarter	$39.53	$35.09	$38.82
Second Quarter	$44.39	$39.14	$43.87
Third Quarter	$50.12	$39.49	$49.80
Fourth Quarter	$55.71	$47.16	$50.09
2008
First Quarter	$50.35	$42.14	$44.78
Second Quarter	$51.70	$44.46	$45.23
Third Quarter	$44.42	$31.54	$34.16
Fourth Quarter	$34.57	$18.25	$24.96
2009
First Quarter	$27.09	$19.93	$24.80
Second Quarter	$34.63	$25.62	$32.22
Third Quarter	$39.27	$30.73	$38.90
Fourth Quarter	$42.06	$37.56	$41.50
2010
First Quarter (through February 25, 2010)	$43.20	$36.83	$38.57

iShares® MSCI Emerging Markets Index Fund Daily Closing Prices January 1, 2005 through February 25, 2010

The Dow Jones Industrial AverageSM
The Dow Jones Industrial AverageSM, which we refer to as the DJIA, is a price-weighted index composed of 30 common stocks selected at the discretion of the editors of The Wall Street Journal (the “WSJ”), which is published by Dow Jones, as representative of the broad market of U.S. industry.  The DJIA is reported by Bloomberg Financial Markets under ticker symbol “INDU.”

There are no pre-determined criteria for selection of a component stock except that component companies represented by the DJIA should be established U.S. companies that are leaders in their industries.  The DJIA serves as a measure of the entire U.S. market such as financial services, technology, retail, entertainment and consumer goods and is not limited to traditionally defined industrial stocks.  Changes in the composition of the DJIA are made entirely by the editors of the WSJ without consultation with the component companies represented in the DJIA, any stock exchange, any official agency or us.  In order to maintain continuity, changes to the component stocks included in the DJIA tend to be made infrequently and generally occur only after corporate acquisitions or other dramatic shifts in a component company’s core business.  When one component stock is replaced, the entire index is reviewed.  As a result, multiple component changes are often implemented simultaneously.  The component stocks of the DJIA may be changed at any time for any reason.

The DJIA is price weighted rather than market capitalization weighted.  Therefore, the component stock weightings are affected only by changes in the stocks’ prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the DJIA is the sum of the primary exchange prices of each of the 30 common stocks included in the DJIA, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for stock dividends, stock splits and other corporate actions. The current divisor of the DJIA is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the DJIA, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the return on your investment.

Computation of the DJIA.  The level of the DJIA is the sum of the primary exchange prices of each of the 30 component stocks included in the DJIA, divided by a divisor that is designed to provide a meaningful continuity in the level of the DJIA. Because the DJIA is price-weighted, stock splits or changes in the component stocks could result in distortions in the DJIA level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the DJIA. The current divisor of the DJIA is published daily in the WSJ and other publications. In addition, other statistics based on the DJIA may be found in a variety of publicly available sources.

The current formula used to calculate divisor adjustments is as follows: the new divisor (i.e., the divisor on the next trading session) is equal to (1) the divisor on the current trading session times (2) the quotient of (a) the sum of the adjusted (for stock dividends, splits, spin-offs and other applicable corporate actions) closing prices of the DJIA components on the current trading session and (b) the sum of the unadjusted closing prices of the DJIA components on the current trading session.  The formula used to calculate divisor adjustments is:

New Divisor = Current Divisor	x	Adjusted Sum of Prices Unadjusted Sum of Prices
The iShares® MSCI Emerging
Markets Index Fund; Public
Information
The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM.  Shares of the fund trade on the NYSE under the ticker symbol “EEM.”

The iShares® MSCI Emerging Markets Index Fund is managed by iShares Trust (the “iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at .www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket ETF.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of shares of the Basket ETF (and therefore the price of shares of the Basket ETF at the time we price the Notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Notes and therefore the trading prices of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Basket ETF.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Basket ETF.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws.  As a prospective purchaser of the Notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket ETF.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BRIT”).  The Notes are not sponsored, endorsed, sold, or promoted by BRIT.  BRIT makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the

Notes. BRIT has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The MSCI Emerging Markets IndexSM

The MSCI Emerging Markets IndexSM is calculated, published and disseminated daily by MSCI Inc., through numerous data vendors, on the MSCI website and a majority of them in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of emerging markets. As of December 2009, the MSCI Emerging Markets Index consisted of the following 22 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. Effective May 2010, Israel will be reclassified as a developed market and will no longer be included in the MSCI Emerging Markets Index.  The MSCI Emerging Markets Index includes components from all countries designated by MSCI as Emerging Markets. The MSCI Emerging Markets Index was developed with a base value of 100 as of December 31, 1987. The MSCI Emerging Markets Index is reported by Bloomberg Financial Markets under ticker symbol “MXEF.”

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (“GICS®”).

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange-traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i) Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe.

(ii) Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii) DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

(iv) Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI Emerging Markets Index’s ability to fully and fairly represent the characteristics of the underlying market.

(v) Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements and index continuity rules.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.  The application of this requirement involves the following steps:

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard (“GICS®”)

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., the GICS®.  The GICS entails four levels of classification:  (1) sector; (2) industry group; (3) industries; and (4) sub-industries. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	Updating the indices on the basis of a fully refreshed Equity Universe.

•	Taking buffer rules into consideration for migration of securities across size and style segments.

•	Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

(ii) Quarterly Index Reviews (“QIRs”) in February and August (in addition to the SAIRs in May and November) of the Size Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

•	Reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

(iii) Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation in the MSCI indices.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI indices.

For Standard Index constituents, a more descriptive text announcement is sent to clients for significant events that meet any of the following criteria:

•	Additions and deletions of constituents.

•	Changes in free float-adjusted market capitalization equal to or larger than USD 5 billion, or with an impact of at least 1% of the constituent’s underlying country index.

If warranted, MSCI Inc. may make additional announcements for events that are complex in nature and for which additional clarification could be beneficial.

IPOs and Other Early Inclusions. Early inclusions of large IPOs in the MSCI Standard Index Series are announced no earlier than the first day of trading and no later than before the opening of the third day of trading in the market where the company has its primary listing. Early inclusions of already listed securities following large secondary offerings of new and/or existing shares are announced no earlier than shortly after the end of the offer period.

GICS®. Non-event related changes in industry classification at the sub-industry level are announced at least two weeks prior to their implementation as of the close of the last U.S. business day of each month. MSCI announces GICS changes twice a month, the first announcement being made on the first U.S. business day of the month and the second one being made at least ten U.S. business days prior to the last U.S. business day of the month. All GICS changes announced in a given month will be implemented as of the close of the last U.S. business day of the month.

Index Calculation

Price Index Level

The MSCI indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking.  As a general principle, the level of the relevant MSCI index level is obtained by applying the change in the market performance to the previous period level for such MSCI index.

PriceIndexLevelUSDt = PriceIndexLevelUSDt-1 ×	IndexAdjustedMarketCapUSDt
IndexInitialMarketCapUSDt

PriceIndexLevelLocalt = PriceIndexLevelLocalt-1 ×	IndexAdjustedMarketCapForLocalt
IndexInitialMarketCapUSDt

Where:

•	PriceIndexLevelUSDt-1 is the Price Index level in USD at time t-1

•	IndexAdjustedMarketCapUSDt is the Adjusted Market Capitalization of the index in USD at time t

•	IndexInitialMarketCapUSDt is the Initial Market Capitalization of the index in USD at time t

•	PriceIndexLevelLocalt-1 is the Price Index level in local currency at time t-1
•	IndexAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t

Note: IndexInitialMarketCapUSD was previously called IndexUnadjustedMarketCapPreviousUSD SecurityIndex of Price in Local Currency

The Security Index of Price is distributed in MSCI daily and monthly security products. It represents the price return from period to period by utilizing the concept of an index of performance with an arbitrary base value. The index of price is fully adjusted for capital changes and is expressed in local currency.

SecurityPriceIndexLevel1 = SecurityPriceIndexLevelt-1 ×	SecurityAdjustedMarketCapForLocalt
SecurityInitialMarketCapUSDt

SecurityAdjustedMarketCapForLocalt =

IndexNumberOfSharest -1 × PricePerSharet × InclusionFactort x PAFt	×	ICIt
FXratet-1		ICIt-1

SecurityInitialMarketCapUSDt =	IndexNumberOfSharest -1 × PricePerSharet-1 × InclusionFactort
FXratet-1

Where:

•	SecurityPriceIndexLevelt-1 is Security Price Index level at time t-1.

•	SecurityAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of security s in USD converted using FX rate as of t-1.

•	SecurityInitialMarketCapUSDt is the Initial Market Capitalization of security s in USD at time t.

•	IndexNumberOfSharest-1 is the number of shares of security s at time t-1.

•	PricePerSharet is the price per share of security s at time t.

•	PricePerSharet-1 is the price per share of security s at time t-1.

•
InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t.

•	FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Index Market Capitalization

IndexAdjustedMarketCapUSDt =
å s ε I,t	Index Number of Sharest-1 × Price Per Sharet × Inclusion Factort × PAFt
FXratet

IndexAdjustedMarketCapForLocalt =

å s ε I,t	(	Index Number of Sharest- × Price Per Sharet × Inclusion Factort × PAFt	×	ICIt	)
		FXratet-1		ICIt-1

IndexInitialMarketCapUSDt =

å s ε I,t	Index Number of Sharest-1 × Price Per Sharet × Inclusion Factort
FXratet-1

Where:

•	IndexNumberOfSharest-1 is the number of shares of security s at time t-1.

•	PricePerSharet is the price per share of security s at time t.

•	PricePerSharet-1 is the price per share of security s at time t-1.

•
InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t.

•	FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

•	FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Corporate Events

Mergers and Acquisitions. As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the indices.

Tender Offers. In tender offers, the acquired or merging security is generally deleted from the MSCI indices at the end of the initial offer period, when the offer is likely to be successful and/or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

If a security is deleted from an index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security.

Corporate Actions. Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings. Changes in number of shares and FIF resulting from primary equity offerings representing more than 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled Quarterly Index Review following the completion of the event. For public secondary offerings of existing constituents representing more than 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next Quarterly Index Review. Secondary offerings involve the distribution of existing shares of current shareholders’ in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period. For U.S. securities, increases in number of shares and changes in FIFs and/or DIFs resulting from primary equity offerings and from secondary offerings representing at least 5% of the security’s number of shares will be implemented as soon as practicable after the offering is priced. Generally, implementation takes place as of the close of the same day that the pricing of the shares is made public. If this is not possible, the implementation will take place as of the close of the following trading day.

Debt-to-Equity Swaps. In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

Optional Dividends.  In the case of an optional dividend, the company offers shareholders the choice of receiving the dividend either in cash or in shares. However, shareholders electing the cash option may receive the dividend consideration in cash or shares, or some combination of cash and shares. These dividends are a common practice in the U.S. For dividend reinvestment purposes, MSCI assumes that investors elect the cash option, therefore the dividend is reinvested in the MSCI Daily Total Return (“DTR”) Indices and price adjustment is not necessary (if the dividend is less than 5% of the cum market price of the underlying security). In the event that shareholders electing the cash option receive the dividend distribution in shares, or a combination of cash and shares, MSCI will increase the number of shares accordingly after results have been officially communicated, with two full business days notice.

Suspensions and Bankruptcies. MSCI will remove from the MSCI Equity Index Series as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

Certain MSCI Indices are Subject to Currency Exchange Risk.  Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of certain MSCI indices, investors in the Securities linked to such MSCI indices will be exposed to currency exchange rate risk.  Exposure to currency changes will depend on the extent to which the relevant currency strengthens or weakens against the U.S. dollar.  The devaluation of the U.S. dollar against the applicable currency will result in an increase in the value of the relevant index.  Conversely, if the U.S. dollar strengthens against such currency, the value of such index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the indices, and any negative currency impact on the indices may significantly decrease the value of the Securities.  The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the indices which are converted into U.S. dollars.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes.  The original issue price of the Notes will include the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in the Basket Components, in futures or options contracts on the Basket Components or any component securities underlying the ETF Underlying Index or the Basket Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the Basket Components on the Pricing Date, and, therefore, increase the values which the Basket Components must reach on the Determination Dates before you would receive at maturity a payment that exceeds the Stated Principal Amount of the Notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling the Basket Components and/or the securities underlying the ETF Underlying Index or the Basket Index or futures or options contracts on the Basket Components listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by buying any such securities or instruments on the Pricing Date and/or selling such securities or instruments on the Determination Dates.  We cannot give any assurance that our hedging activities will not affect the values of the Basket Components and, therefore, adversely affect the value of the Notes or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $0.35 for each Note they sell.  After the initial offering of the Notes, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

We expect to deliver the Notes against payment therefor in New York, New York on March    , 2010, which is the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the Notes more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes, the Basket Components or the securities underlying the Basket Index or the ETF Underlying Index in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many plans, the Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a plan or a plan asset entity and is not purchasing such Notes on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

United States Federal Income Taxation	The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Optionally Exchangeable Notes,” “United States Federal Taxation – Tax Consequences to U.S. Holders – Backup Withholding and Information Reporting” and “United States Federal Taxation – Tax Consequences to U.S. Holders – Disclosure Requirements” of the accompanying prospectus supplement.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders generally will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes.  As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement.  If the Notes were priced on February 26, 2010, the comparable yield would be an annual rate of 4.4652% compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $10) consists of a projected amount equal to $12.9391 due at maturity.  However, the comparable yield and the projected payment schedule for the Notes will be determined on the pricing date and may be significantly higher or lower  than the comparable yield and the projected payment schedule set forth above.  The comparable yield and the projected payment schedule for the Notes will be provided in the final pricing supplement.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Notes) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2010	$0.1426	$0.1426
July 1, 2010 through December 31, 2010	$0.2264	$0.3690
January 1, 2011 through June 30, 2011	$0.2315	$0.6005
July 1, 2011 through December 31, 2011	$0.2367	$0.8372
January 1, 2012 through June 30, 2012	$0.2420	$1.0792
July 1, 2012 through December 31, 2012	$0.2474	$1.3266
January 1, 2013 through June 30, 2013	$0.2529	$1.5795
July 1, 2013 through December 31, 2013	$0.2585	$1.8380
January 1, 2014 through June 30, 2014	$0.2643	$2.1023
July 1, 2014 through December 31, 2014	$0.2702	$2.3725
January 1, 2015 through June 30, 2015	$0.2762	$2.6487
July 1, 2015 through December 31, 2015	$0.2824	$2.9311
January 1, 2016 through the Maturity Date	$0.0080	$2.9391

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of an investment in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.  Such non-U.S. investors should consult their tax advisers regarding the potential tax consequences of an investment in the Notes.